Item 26n.ii.

[LETTERHEAD OF SUTHERLAND, ASBILL & BRENNAN LLP]

July 23, 2010

Board of Directors
Transamerica Life Insurance Company
Transamerica Separate Account R3
4333 Edgewood Road, NE
Cedar Rapids, IA  52499

Re:	Transamerica Separate Account R3 File Nos. 333-166119/811-22407

To the Board of Directors

We hereby consent to the reference to our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of pre-effective amendment 1 to the Form N-6 registration statement for Transamerica Separate Account R3 (File Nos. 333-166119/ 811-22407).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By: /s/ Frederick R. Bellamy
 Frederick R. Bellamy